Filed Pursuant to Rule 433

Registration No. 333-193695-02

August 8, 2016

PRICING TERM SHEET

(to Preliminary Prospectus Supplement dated August 8, 2016)

Issuer:	CenterPoint Energy Houston Electric, LLC

Security:	2.40% General Mortgage Bonds, Series Z, due 2026

Legal Format:	SEC Registered

Anticipated Ratings*:	A1/A/A (Moody’s/S&P/Fitch)

Size:	$300,000,000

Trade Date:	August 8, 2016

Expected Settlement Date:	August 11, 2016

Maturity Date:	September 1, 2026

Interest Payment Dates:	March 1 and September 1, commencing March 1, 2017

Coupon:	2.40%

Price to Public:	99.884%

Benchmark Treasury:	1.625% due May 15, 2026

Benchmark Treasury Yield:	1.583%

Spread to Benchmark Treasury:	+83 basis points

Re-offer Yield:	2.413%

Optional Redemption:	Prior to June 1, 2026, greater of 100% or make-whole at a discount rate of Treasury plus 15 basis points (calculated to June 1, 2026); and on or after June 1, 2026, 100% plus, in either case, accrued and unpaid interest.

CUSIP:	15189X AQ1

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC

Senior Co-Managers:	BNY Mellon Capital Markets, LLC Comerica Securities, Inc.

Co-Managers:	Loop Capital Markets LLC Mischler Financial Group, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or RBC Capital Markets, LLC toll free at 1-866-375-6829.